Exhibit 3.1

RIO VISTA GP LLC

FIRST AMENDMENT TO
AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT

THIS FIRST AMENDMENT TO AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT of Rio Vista GP LLC (this “First Amendment”) is dated as of October 6, 2006. Capitalized terms used, and not otherwise defined, herein shall have the same meaning as set forth in the Amended and Restated Limited Liability Company Agreement dated as of September 16, 2004 (the “Restated Agreement”) of Rio Vista GP LLC, a Delaware limited liability company (the “Company”).

WHEREAS, in accordance with Section 13.8 of the Restated Agreement, the Board of Managers believes that it is in the best interests of the Company and the Members to amend the Restated Agreement on the terms set forth herein.

NOW, THEREFORE, the Board of Managers hereby adopts the following amendments to the Restated Agreement:

1.	Amendment of Section 2.7 of the Restated Agreement. Section 2.7 of the Restated Agreement is hereby amended to read, in full, as follows:

“Richard R. Canney, Charles C. Handly and Ian T. Bothwell are hereby designated as authorized persons to execute, deliver and file any amendments or restatements of the Certificate, and any other certificates and any amendments or restatements thereof necessary for the Company to qualify to do business in a jurisdiction in which the Company may wish to conduct business.”

2.	Amendment of Section 5.2 of the Restated Agreement. Section 5.2(l) of the Restated Agreement is hereby amended to read, in full, as follows:

“(l) Compensation of Managers; Reimbursement of Expenses.

The Managers shall receive for their services such compensation as may be determined from time to time by the Board of Managers. Compensation may include, without limitation, cash, common units of Rio Vista Energy Partners L.P., a Delaware limited partnership, and/or options to purchase such common units. No Manager who is also an officer or employee of the Company shall be entitled to receive additional compensation for his services as a Manager. Managers (including Managers who are also officers or employees of the Company) shall be reimbursed by the Company for their reasonable travel, food, lodging and other expenses incurred in attending meetings in accordance with policies approved from time to time by the Board of Managers.”

3.	Effect of This Amendment. Except as expressly provided in this Amendment, the Restated Agreement is reaffirmed and remains in full force and effect.

IN WITNESS WHEREOF, the members of the Board of Managers have executed this First Amendment to Amended and Restated Limited Liability Company Agreement of Rio Vista GP LLC as of the day and year first set forth above.

BOARD OF MANAGERS:

/s/ Richard R. Canney
Richard R. Canney

/s/ Murray J. Feiwell
Murray J. Feiwell

/s/ Douglas G. Manner
Douglas G. Manner

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